Exhibit (g.4)

RULE 17f-5 DELEGATION AGREEMENT

        By its execution of this Delegation Agreement by and between UMB Bank, n.a. (the Custodian), a national banking association, with its principal office in Kansas City, Missouri, and each of the registered investment companies (on behalf of any series thereof if applicable) listed on the Appendix to this Agreement, together with such additional companies as shall be made parties to this Agreement by the execution of a revised Appendix to this Agreement (such companies, and any series thereof, are referred to individually as a "Fund" and, collectively, as the "Funds"), the Funds hereby direct the Custodian to appoint Brown Brothers Harriman & Co., a New York limited partnership with an office in Boston, Massachusetts, as the Approved Foreign Custody Manager under the terms of the Custody Agreement between the Funds and the Custodian (the Delegate) to perform certain functions with respect to the custody of the Funds' Assets (as defined in Section 14 of this Delegation Agreement) outside the United States of America.

        WHEREAS, the Delegate has previously agreed to provide global custody services to the Custodian on behalf of the Funds through a Foreign Custody Manager Delegation Agreement; and

        WHEREAS, the U.S. Securities and Exchange Commission amended Rule 17f-5 under the 1940 Act concerning arrangements for the custody of the foreign assets of registered investment companies; and

        WHEREAS, this Delegation Agreement supersedes the prior Foreign Custody Manager Delegation Agreement between the Custodian and the Funds;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Funds and Custodian agree as follows. Capitalized terms shall have the meaning indicated in Section 14 of this Delegation Agreement unless otherwise indicated.

1.     Maintenance of Funds' Assets Abroad. Each Fund, acting through its Board of Directors or Trustees (the Board), or its duly authorized representative, hereby instructs the Custodian to enter into a written agreement with the Delegate to place and maintain the Fund's Assets outside the United States in accordance with instructions received from the Fund's investment adviser. (An investment adviser may include any duly authorized sub-adviser to the Fund.) Such instruction shall represent a Special Instruction under the terms of the Custody Agreement between the Fund and the Custodian (the Custody Agreement). Each Fund acknowledges that: (a) the Custodian shall direct the Delegate to perform services hereunder only with respect to the countries where the Delegate provides custodial services to the Fund as set forth in Schedule A to this Delegation Agreement; (b) depending on conditions in the particular country, advance notice may be required before the Delegate, upon the Custodian's direction, shall be able to perform its duties in or with respect to such country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and (c) nothing in this Delegation Agreement shall require the Custodian to direct the Delegate to provide delegated or custodial services in any country, and there may from time to time be countries as to which the Delegate determines it will not provide delegation services.

2.     Delegation. Pursuant to the provisions of Rule 17f-5 under the 1940 Act, and on behalf of and at the direction of the Funds, each Fund's Board hereby directs the Custodian, and the Custodian hereby agrees, to appoint the Delegate to perform only those duties set forth in this Delegation Agreement concerning the safekeeping of each Funds' Assets in each of the countries as to which Custodian has reported to the Funds that the Custodian shall have appointed the Delegate to act pursuant to Rule 17f-5. The Custodian is hereby authorized to take such actions, and to direct the Delegate to take such actions, on behalf of or in the name of the Funds as are reasonably required to discharge its duties under this Delegation Agreement, including, without limitation, to cause the Funds' Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith. Each Fund confirms that its Board or investment adviser has considered and accepted the Sovereign Risk and prevailing Country Risk as part of its continuing investment decision process.

3.     Selection of Eligible Foreign Custodian and Contract Administration. The Custodian shall direct the Delegate pursuant to a written agreement to perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of certain contracts governing the Funds' foreign custodial arrangements:

        (a)     Selection of Eligible Foreign Custodian. The Delegate shall place and maintain the Funds' Assets with an Eligible Foreign Custodian; provided that, the Delegate shall be required to determine that the Funds' Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market, after considering all factors relevant to the safekeeping of such assets, including without limitation:

                (i)     The Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Securities Depository, the method of keeping custodial records, and the security and data protection practices;

                (ii)     Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for the Funds' Assets;

                (iii)     The Eligible Foreign Custodian's general reputation and standing; and

                (iv)     Whether the Funds will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian's appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

The Delegate shall be required to make the foregoing determination consistent with the standard of care set forth in Section 9 of this Delegation Agreement.

        (b)     Contract Administration. The Custodian shall require that the Delegate cause that the foreign custody arrangements with an Eligible Foreign Custodian be governed by a written contract that the Delegate has determined will provide reasonable care for the Funds' Assets based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of the Funds' Assets as specified in Rule 17f-5(c)(1). Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

                (i)     For indemnification or insurance arrangements (or any combination of the foregoing) such that the Funds will be adequately protected against the risk of loss of assets held in accordance with such contract;

                (ii)    That the Funds' Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors, except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of such Custodian arising under bankruptcy, insolvency or similar laws;

                (iii)    That beneficial ownership of each Fund's Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

                (iv)    That adequate records will be maintained identifying each Fund's Assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;

                (v)     That each Fund's independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and

                (vi)    That the Funds will receive sufficient and timely periodic reports with respect to the safekeeping of each Fund's Assets, including, but not limited to, notification of any transfer to or from the Fund's account or a third party account containing foreign assets held for the benefit of the Fund.

        The Custodian may permit in its agreement with the Delegate that such contract may contain, in lieu of any or all of the provisions specified in this Section 3(b), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for the Funds' Assets as the specified provisions, in their entirety.

        (c)     Limitation to Delegated Selection. Notwithstanding anything in this Delegation Agreement to the contrary, the agreement between the Custodian and the Delegate may provide that the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by the Delegate and shall not apply to any Eligible Foreign Custodian that the Delegate is directed to use pursuant to Section 8 of this Delegation Agreement.

4.     Monitoring. The Custodian shall enter into an agreement with the Delegate that requires the Delegate to establish a system to monitor the appropriateness of maintaining each Fund's Assets with each Eligible Foreign Custodian that has been selected by the Delegate pursuant to Section 3 of this Delegation Agreement. The Custodian shall direct the Delegate to monitor the continuing appropriateness of placement of each Fund's Assets in accordance with the criteria established under Section 3(a) of this Delegation Agreement and such Eligible Foreign Custodian's actual performance in accordance with the written contract as provided in Section 3(b) of this Delegation Agreement. The Custodian shall direct the Delegate to monitor the continuing appropriateness of the contract governing each Fund's arrangements in accordance with the criteria established under Section 3(b) of this Delegation Agreement.

5.     Reporting. The Custodian shall enter into an agreement with the Delegate providing that, initially, prior to the placement of a Fund's Assets with any Eligible Foreign Custodian, and thereafter, at least annually and at such other times as the Board deems reasonable and appropriate based on the circumstances of the Fund's arrangements, the Delegate shall provide to the Board of each Fund, or to the Custodian for prompt provision to such Board, written reports specifying placement of the Fund's Assets with each Eligible Foreign Custodian selected by the Delegate pursuant to Section 3 of this Delegation Agreement and shall promptly report as to any material changes to such foreign custody arrangements. Such reporting will include the appropriateness of maintaining the Fund's Assets with a particular custodian under paragraph (c)(1) of Rule 17f-5 and the performance of the contract under paragraph (c)(2) of Rule 17f-5. The agreement may provide that the Delegate will prepare such a report with respect to any Eligible Foreign Custodian that the Delegate has been instructed to use pursuant to Section 8 hereunder only to the extent specifically agreed with respect to the particular situation.

6.     Withdrawal of Fund Assets. The Custodian shall enter into an agreement with the Delegate providing that, if the Delegate determines that an arrangement with a specific Eligible Foreign Custodian selected by the Delegate consistent with Section 3 of this Delegation Agreement no longer meets the requirements of said Section, Delegate shall withdraw each Fund's Assets from the non-complying arrangement as soon as reasonably practicable; provided, however, that if in the reasonable judgment of the Delegate, such withdrawal would require liquidation of any of the Fund's Assets or would materially impair the liquidity, value or other investment characteristics of the Fund's Assets, it shall be the duty of the Delegate to promptly provide information to the Custodian regarding the particular circumstances and to act only in accordance with Instructions of either the Fund or the Fund's investment adviser with respect to such liquidation or withdrawal, so long as the Custodian has also provided Instructions to the Delegate acknowledging such Instructions from the Fund or the Fund's investment adviser. Any such Instructions from the Fund or the Fund's investment adviser to the Custodian regarding liquidation or withdrawal shall be in the form of Special Instructions.

7.     Precious Metals. Each Fund shall, with respect to precious metal deposits, instruct the Custodian to enter into a written agreement to direct the Delegate to hold such precious metals on an allocated or on an unallocated basis in accordance with the terms of this Delegation Agreement. Accordingly, the Custodian shall enter into a written agreement to direct the Delegate to be responsible for exercising reasonable care in the administration of such accounts, and to the extent that the Fund has appointed the Custodian to direct the Delegate to act as foreign custody manager pursuant to the provisions of Rule 17f-5, the Custodian shall direct the Delegate to comply with its responsibilities thereunder. Allocated Precious Metal(s) shall mean any and all gold, silver, platinum or palladium and any other metals maintained in any account with an Eligible Foreign Custodian or its agents in the name of the Custodian or its Delegate for the Fund. Unallocated Precious Metal(s) shall mean any and all gold, silver, platinum or palladium and any other metals maintained in any account with an Eligible Foreign Custodian or its agents in the name of the Custodian or the Delegate for its customers generally.

        (a) Unallocated Precious Metals. Each Fund shall be responsible for any and all taxes, duties, costs, charges or fees (including, without limitation, insurance, delivery, collection and storage charges) which may be incurred by the Fund, the Delegate or the Custodian in connection with the holding of or transacting in Unallocated Precious Metals. Each Fund acknowledges that such deposits are nonfungible and shall be treated as a cash deposit with the Eligible Foreign Custodian or its agents. Provided that the Delegate has exercised reasonable care, prudence and diligence in its own acts or omissions with respect to the administration of such Unallocated Precious Metals and has complied with any duties that have been established pursuant to this Delegation Agreement and provided that the Custodian has complied with its duties under this Delegation Agreement, the Custodian shall not be liable for the repayment of Unallocated Precious Metals in the event such Eligible Foreign Custodian or its agent, by reason of its bankruptcy, insolvency or otherwise, fails to make repayment.

        (b) Allocated Precious Metals. With respect to Allocated Precious Metals, the Custodian shall enter into a written agreement to direct that the Delegate be responsible for the failure of any Eligible Foreign Custodian or its agents to perform its obligations with respect to holding or returning of Allocated Precious Metals. Each Fund shall be responsible for any and all taxes, duties, costs, charges or fees (including, without limitation, insurance, delivery, collection and storage charges) which may be incurred by the Fund, the Delegate or the Custodian in connection with the holding of or transacting in Allocated Precious Metals.

8.     Direction as to Eligible Foreign Custodian. Notwithstanding this Delegation Agreement, each Fund, acting through its Board, its investment adviser or its other authorized representative, may instruct the Custodian to direct the Delegate to place and maintain the Fund's Assets in a particular country or with a particular Eligible Foreign Custodian, including without limitation with respect to investment in countries as to which the Delegate reasonably determines that it will not provide delegation services. In the event that the Delegate determines that it will provide delegation services in such country or with such Eligible Foreign Custodian, the Custodian will comply with the provisions otherwise set forth in this Delegation Agreement. In the event that the Delegate reasonably determines that it will not provide delegation services in such country or with such Eligible Foreign Custodian, the Custodian and Delegate shall be entitled to rely on any such instruction as a Special Instruction and shall have no duties or liabilities under this Delegation Agreement with respect to such arrangement save those that it may undertake specifically in writing with respect to each particular instance; provided that this Delegation Agreement and the Custodian Agreement shall not constitute the Custodian or the Delegate as the exclusive delegate of any of the Funds for purposes of Rule 17f-5 and, particularly where Custodian does not agree to provide fully the services under this Delegation Agreement and the Custodian Agreement to a Fund with respect to a particular country, the Fund may delegate such services to another delegate pursuant to Rule 17f-5.

9.     Standard of Care. In carrying out its duties under this Delegation Agreement, the Custodian agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping the Funds' Assets would exercise. In addition, the Custodian will enter into a written agreement with the Delegate providing that, in carrying out its duties under its agreement with the Custodian, the Delegate will exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping of the Funds' Assets would exercise.

10.     Liability of the Custodian for Actions of Other Persons. The Custodian shall be liable for the actions or omissions of the Delegate or any Eligible Foreign Custodian (excluding any Securities Depository appointed by them) to the extent that the Custodian fails to comply with the terms and conditions of this Agreement, except as provided in Section 8 hereunder. In the event of any loss, damage or expense suffered or incurred by a Fund caused by or resulting from the actions or omissions of the Delegate or Eligible Foreign Custodian for which the Custodian would otherwise be liable, the Custodian shall promptly reimburse the Fund in the amount of any such loss, damage or expense.

11.     Representations. The Custodian hereby represents and warrants that it is a U.S. Bank and that this Delegation Agreement has been duly authorized, executed and delivered by the Custodian and is a legal, valid and binding agreement of the Custodian enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles. The Custodian will enter into an agreement with the Delegate in which the Delegate will represent and warrant that it is a U.S. Bank and that the agreement between the Custodian and the Delegate has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles.

        Each Fund hereby represents and warrants that its Board has determined that it is reasonable to rely on the Custodian to direct the Delegate to perform the delegated responsibilities provided for herein and that this Delegation Agreement has been duly authorized, executed and delivered by the Fund and is a legal, valid and binding agreement of the Fund enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles.

12.     Effectiveness; termination. This Delegation Agreement shall be effective as of July 2, 2001. This Delegation Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Such termination shall be effective on the 60th day following the date on which the non-terminating party shall receive the foregoing notice. The foregoing to the contrary notwithstanding, this Delegation Agreement shall be deemed to have been terminated concurrently with the termination of the Custodian Agreement. The Custodian shall terminate its agreement with the Delegate pursuant to this Delegation Agreement concurrently with any termination of this Delegation Agreement.

13.     Notices. Notices and other communications under this Delegation Agreement are to be made in accordance with the arrangements designated for such purpose under the Custodian Agreement unless otherwise indicated in a writing referencing this Delegation Agreement and executed by both parties.

14.     Definitions. Capitalized terms in this Delegation Agreement have the following meanings:

a.     Country Risk - shall mean, with respect to the acquisition, ownership, settlement or custody of investments in a jurisdiction, all risks relating to, or arising in consequence of, systemic and markets factors affecting the acquisition, payment for or ownership of investments including (a) the prevalence of crime and corruption except for crime or corruption by the Eligible Foreign Custodian or its employees, directors or officers for which the liability of the Custodian, the Delegate or the Approved Foreign Custody Manager is not predicated upon recovery of such damages from the Eligible Foreign Custodian as set forth in the Global Custody Network Listing, (b) the inaccuracy or unreliability of business and financial information (unrelated to the Custodian's duties imposed by Rule 17f-5(c) under the 1940 Act or to the duties imposed upon it by Rule 17f-7 under the 1940 Act), (c) the instability or volatility of banking and financial systems, or the absence or inadequacy of an infrastructure to support such systems, (d) custody and settlement infrastructure of the market in which such investments are transacted and held, (e) the acts, omissions and operation of any Securities Depository, it being understood that this provision shall not excuse the Custodian's performance under the express terms of this Agreement and its liability therefor, (f) the risk of the bankruptcy or insolvency of banking agents, counterparties to cash and securities transactions, registrars or transfer agents, (g) the existence of market conditions which prevent the orderly execution or settlement of transactions or which affect the value of assets, and (h) the laws relating to the safekeeping and recovery of a Fund's Assets held in custody pursuant to the terms of the Custodian Agreement; provided, however, that, in compliance with Rule 17f-5, neither Sovereign Risk nor Country Risk shall include the custody risk of a particular Eligible Foreign Custodian of the Fund's Assets.

b.     Eligible Foreign Custodian - shall have the meaning set forth in Rule 17f-5(a)(1) and shall also include a bank that qualifies to serve as a custodian of assets of investment companies under Section 17(f) of the 1940 Act.

c.     Fund's Assets - shall mean any of a Fund's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Fund's transactions in such investments.

d.     Special Instructions - shall have the meaning set forth in the Custodian Agreement.

e.     Securities Depository - shall have the meaning for an "Eligible Securities Depository" as set forth in Rule 17f-7.

f.     Sovereign Risk - shall mean, in respect of any jurisdiction, including the United States of America, where investments are acquired or held hereunder or under the Custodian Agreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any governmental authority, (c) the confiscation, expropriation or nationalization of any investments by any governmental authority, whether de facto or de jure, (d) any devaluation or revaluation of the currency, (e) the imposition of taxes, levies or other charges affecting investments, (f) any change in the applicable law, or (g) any other economic or political risk incurred or experienced that is not directly related to the economic or financial conditions of the Eligible Foreign Custodian, except as otherwise provided in this Delegation Agreement or the Custodian Agreement.

g.     U. S. Bank - shall have the meaning set forth in Rule 17f-5(a)(7) under the 1940 Act.

15.     Governing Law and Jurisdiction. This Delegation Agreement shall be construed in accordance with the laws of the State of Missouri. The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State of Missouri.

16.     Fees. The Custodian shall perform its functions under this Delegation Agreement for the compensation determined under the Custodian Agreement. Neither the Custodian nor the Delegate shall receive separate compensation from a Fund for the performance of the duties and services set forth in this Delegation Agreement.

17.     Integration. This Delegation Agreement supplements and/or amends the Custodian Agreement with respect to the selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties; provided that, in the event that there are any inconsistencies between the Delegation Agreement and the Custodian Agreement, the provisions of the Delegation Agreement shall govern for the purpose of compliance with Rule 17f-5. The terms of the Custodian Agreement shall apply generally as to matters not expressly covered in this Delegation Agreement, including dealings with the Eligible Foreign Custodians in the course of discharge of the Custodian's obligations under the Custodian Agreement, and the Custodian's obligation to indemnify the Funds as set forth in Subsection 8(b) of the Custodian Agreement, and the Funds' obligation to indemnify the Custodian as set forth in Subsection 8(a) of the Custodian Agreement, the terms of which are incorporated herein by reference. This Delegation Agreement supersedes the existing Foreign Custody Manager Delegation Agreement between the Fund and the Custodian.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Delegation Agreement to be duly executed.

ICAP Funds, Inc. By: /s/ Pamela H. Conroy Name: Pamela H. Conroy Title: Vice President	UMB Bank, n.a. By: /s/ Ralph R. Santoro Name: Ralph R. Santoro Title: Senior Vice President

Effective Date: July 2, 2001

APPENDIX

ICAP DISCRETIONARY EQUITY PORTFOLIO
ICAP EQUITY PORTFOLIO
ICAP EURO SELECT EQUITY PORTFOLIO
ICAP SELECT EQUITY PORTFOLIO